Exhibit j under From N-1A
                                            Exhibit 23 under Item 601/Reg. S-K







           Consent of Independent Registered Public Accounting Firm


We consent to the references to our firm under the captions "Financial Highlights" in the Class A, Class B, Class C, and Class F Shares' Prospectus and Class K Shares Prospectus and "Independent Registered Public Accounting Firm" in the Class A, Class B, Class C, Class F, and Class K Shares' Statement of Additional Information in Post-Effective Amendment Number 75 to the Registration Statement (Form N-1A, No. 2-29786) of Federated American Leaders Fund, Inc. and to the incorporation by reference of our report dated May 10, 2006 on Federated American Leaders Fund, Inc. included in the Annual Report to Shareholders for the fiscal year ended March 31, 2006.



                                                ERNST & YOUNG LLP


Boston, Massachusetts
May 25, 2006